THIRD
                       AMENDED AND RESTATED
                    REVOLVING CREDIT AGREEMENT


     THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 1st day of August, 1996, by and between SIMPSON INDUSTRIES, INC., a Michigan corporation, of Plymouth, Michigan (herein called "Company") and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan, successor by merger to Manufacturers Bank, N.A., a national banking association formerly known as Manufacturers National Bank of Detroit (herein called the "Bank").

     WHEREAS, Company, Bank (individually and in its capacity as agent for the banks), and Bank of America Illinois ("Exiting Bank") entered into a Second Amended and Restated Revolving Credit Loan Agreement dated as of September 8, 1992 (as amended or otherwise modified, herein called the "Prior Credit Agreement");

     WHEREAS, Exiting Bank assigned 100% of its interest in the Prior Credit Agreement to Bank on July 31, 1996; and

     WHEREAS, Company and the Bank desire to amend the Prior
Credit Agreement and restate the Prior Credit Agreement in its entirety;

     NOW, THEREFORE, the Prior Credit Agreement is hereby amended and restated in its entirety as follows:

     WITNESSETH:

     1.   DEFINITIONS

     1.1 In addition to the terms defined elsewhere in this Agreement, the following terms will have the following meanings:

     "Advance" shall mean a borrowing requested by Company and made by Bank under this Agreement and shall include a Eurodollar-based Advance, and a Prime-based Advance.

     "Alternate Base Rate shall mean for any day one percent (1%) per annum above the Federal Funds Effective Rate in effect on such day.

     "Applicable Interest Rate" shall mean the Eurodollar-based
Rate, or the Prime-based Rate as selected by Company from time to time subject to the terms and conditions of this Agreement.

     "Business Day", as used herein, shall mean any day except a Saturday, Sunday or other day on which banks in Detroit, Michigan, or New York City, New York are authorized or required by law to close.

     "Capital Stock" means, with respect to any person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a person (other than a corporation), in each case whether now outstanding or hereafter issued.

     "Consolidated", as used herein, shall include all of Company's Subsidiaries. "Subsidiary", as used herein, shall be a corporation or other business entity of which more than fifty percent (50%) of the outstanding voting stock or interest is owned, either directly or indirectly, through one or more intermediaries by Company.

     "Consolidated Net Income" for any period means the Net
Income of Company and its consolidated Subsidiaries for such period.

     "Consolidated Tangible Net Worth" means, at any time, the total of shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of the Company and its consolidated Subsidiaries determined in accordance with generally accepted accounting principles, less the sum of the total amount of any intangible assets. Intangible assets shall include unamortized debt discount and expense, unamortized deferred charges and goodwill.

     "Current Market Rate" shall mean a per annum interest rate equal to one-half percent (1/2%) above the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect in the secondary market for United States Treasury securities on the date of prepayment in an amount and with a term to maturity comparable to such prepaid principal installment.

     "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     "Eurocurrency Reserve Percentage" means, with respect to each Eurodollar-Interest Period, a percentage equal to the daily average during such Eurodollar-Interest Period of the percentages in effect on each day of such Eurodollar-Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency liabilities", as presently defined in Regulation D. For purposes of this definition, any Eurodollar-based Advances hereunder shall be deemed to be "Eurocurrency liabilities" as defined in Regulation D.

     "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

     "Eurodollar-based Rate" shall mean a per annum interest rate which is one quarter of one percent (1/4%), plus the rate
(rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

     Interbank Rate
     ----------------------
     1-Eurocurrency Reserve
     Percentage

     "Eurodollar-Interest Period" shall mean an Interest Period of one, two, three or six months as selected by Company pursuant to Section 2.2 of this Agreement.

     "Eurodollar Lending Office" shall mean Bank's office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

     "Event of Default" shall mean any of the events of default described in Section 8.

     "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

     "Interbank Rate" means, with respect to each Eurodollar Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to Bank two Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Detroit time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of the Eurodollar-based Advance to be outstanding during such Interest Period.

     "Interest Period" shall mean a Eurodollar-Interest Period commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.2, provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and

     (b) no Interest Period shall extend beyond the maturity date set forth in the Note to which such Interest
          Period is to be applied.

     "Maturity Date" means April 1, 2001, as such date may be extended from time to time pursuant to Section 2.8 hereof.

     "Note Agreements" shall mean individually and together (i) the Note Agreement dated June 12, 1986 between Aetna Insurance Company and the Company and assigned on September 30, 1992 to the Traveler's Insurance Company authorizing the issuance of the Company's 8.80% senior notes due June 15, 2001, and (ii) the Note Agreement dated August 15, 1991 between Massachusetts Mutual Life Insurance Company and the Company authorizing the issuance of the Company's 9.98% senior notes due August 15, 2006, in each case, as in effect as of the date hereof and after giving effect to any amendments permitted by Section 6.8 hereof after the date hereof.

     "Net Income" of any person for any period means the net income (loss) of such person for such period, determined in accordance with generally accepted accounting principles consistently applied.

     "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

     "Prime-based Advance" shall mean an advance which bears interest at the Prime-based Rate.

     "Prime-based Rate" shall mean at any time the per annum interest rate which is the greater of the Prime Rate or the Alternate Base Rate.

     "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "B".

     1.2 Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined in accordance with generally accepted accounting principles.

     2.   THE INDEBTEDNESS: Revolving Credit

     2.1 The Bank agrees to lend to Company at any time and from time to time from the effective date hereof until but not including the Maturity Date, sums not to exceed TWELVE MILLION DOLLARS ($12,000,000.00), in aggregate principal amount at any one time outstanding. The borrowing hereunder shall be evidenced by a Revolving Credit Note to Bank (herein called "Revolving Credit Note") in form similar to that annexed hereto as Exhibit "A" under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

     2.2 The Revolving Credit Note shall mature on the Maturity Date, and the respective Advances from time to time outstanding thereunder shall bear interest at the Applicable Interest Rate.
At the time of each Advance, Company may select the Applicable Interest Rate; provided, however, that interest shall be payable at the Prime-based Rate in the event and so long as Company shall not have elected another Applicable Interest Rate. Interest shall be payable quarterly on the unpaid balance of the Prime-based Advances from time to time outstanding on the last day of each calendar quarter. Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto and if such Interest Period is longer than three months, interest shall be payable at intervals of three months from the first day thereof. In the event and so long as Company shall be in default under a Eurodollar-based Advance, interest shall be payable at the greater of (i) 2% over the Eurodollar-based Rate applicable thereto, or (ii) 2% over the Prime-based Rate, until the Interest Period applicable thereto shall expire, and thereafter the interest shall be payable at the rate of 2% over the Prime-based Rate. In the event and so long as Company shall be in default under a Prime-based Advance, interest shall be payable at 2% over the Prime-based Rate.

     2.3 Interest on Prime-based Advances and the facility fee shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed. Interest on Eurodollar-based Advances shall be computed on the basis of a 360 day year and assessed for the actual number of days of the Interest Period applicable thereto but not including the last day thereof.

     2.4 Bank shall not be obligated to make any Advance under this Agreement unless Company shall have first filed with Bank a Request for Advance executed by an authorized officer of Company.
Each Request for Advance shall set forth:

     (a)  the proposed date of Advance;

     (b) whether the Advance is to be a Eurodollar-based Advance or a Prime-based Advance, provided that at no time shall more than five (5) Eurodollar-based Advances be outstanding at any time;

     (c) the principal amount of such Advance which, in the case of a Eurodollar-based Advance shall be in an amount not less than $1,500,000 or any $150,000 increment thereof and in the case of a Prime-based Advance shall be in an amount not less than $500,000 or any $100,000 increment thereof; and

     (d) in the case of a Eurodollar-based Advance, the duration of the Interest Period applicable thereto.

     2.5 Company may prepay all or part of the outstanding balance of Prime-based Advances under the Revolving Credit Note at any time. Company may prepay all or part of the outstanding balance of Eurodollar-based Advances under the Revolving Credit Note upon five (5) days written notice to Bank and upon payment of a premium equal to the sum of the discounted net present values of the interest payments that would otherwise be payable on the principal amount (or part thereof) being prepaid, after reducing each such interest payment by the amount of interest that would be payable on its respective due date if such prepaid principal (or part thereof) were re-invested at the Current Market Rate therefor. The discount rate for the above computation shall be the Current Market Rate. A certificate shall be submitted by Bank to Company computing the prepayment premium in the form annexed hereto as Exhibit "C" and shall be presumed correct absent manifest error. Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement.

     2.6 Company will give Bank prior notice in the form of the Request for Advance not later than 11:00 a.m. (Detroit time) on the date of any Prime-based Advance. Unless Bank's revolving credit commitment shall have been suspended or terminated in accordance with this Agreement, and subject to the terms and conditions hereof, including but not limited to the submission of an executed Request for a Prime-based Advance by Company without exceptions noted to the compliance certification therein, Bank shall make available to Company not later than 4:00 p.m. (Detroit time) on such date the amount of such Prime-based Advance in immediately available funds by credit to an account of Company maintained with Bank or to such other account or third party as Company may direct. In the case of a Eurodollar-based Advance each Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance. A Request for Advance, once delivered to Bank, shall not be revocable by Company.

     2.7 The Company agrees to pay to the Bank a facility fee for the period from the date hereof to but excluding the Maturity Date (as such date may be extended pursuant to Section 2.8 hereof) in an amount equal to 0.125% per annum of the maximum amount of Bank's commitment (whether used or unused) in effect from time to time hereunder. Such facility fee shall be payable quarterly in arrears on the first day of each calendar quarter (in respect of the prior calendar quarter) commencing on October 1, 1996, and on the Maturity Date for any period then ending for which such facility fee shall not have been theretofore paid.
The facility fee shall be computed on a daily basis for the actual number of days elapsed on the basis of a year of 360 days.

     2.8 Provided that no Event of Default has occurred and is continuing, the Company may by written notice to the Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by the Bank) on or before February 1 of each year, beginning February 1, 1999 but not before January 1 of each such year, request that the Bank extend the then applicable Maturity Date to a date that is one year later than the Maturity Date then in effect. On or before March 1 of each year in which the Company has delivered an extension request, Bank shall have the right, in its sole and absolute discretion, to deliver a written notice to the Company consenting to or rejecting the requested extension. If Bank has not given such notice to the Company by March 1 of such year, Bank shall be deemed not to have consented to such extension. If Bank consents to the extension request the Maturity Date shall be so extended for an additional one year period, the term Maturity Date shall mean such extended date and the Bank shall promptly notify the Company in writing that such extension has occurred. If Bank decides not to extend the Maturity Date, the Bank's commitment to make Advances hereunder shall terminate on the Maturity Date then in effect, and the Bank shall promptly notify Company thereof.

     2.9 The proceeds of the Revolving Credit Note are to be applied first to repay the present indebtedness, if any, of Company to the Bank and the Exiting Bank outstanding under the Prior Credit Agreement (including costs under Section 2.5 thereof), upon execution of this Agreement, and then for working capital and general corporate purposes.

     3.   CONDITIONS

     3.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form to be satisfactory to Bank, with (i) an opinion of Company's counsel with respect to the legal matters referred to in Sections 4.1 through 4.3 hereof;
(ii) certified copies of resolutions of the Board of Directors of Company evidencing approval of the borrowing hereunder; (iii) certified copies of Company's Articles of Incorporation and Bylaws; and (iv) a certificate of good standing from the state of Company's incorporation.

     4.   REPRESENTATIONS AND WARRANTIES

     Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     4.1 It is a corporation duly organized and existing in good standing under the laws of the State of Michigan; it is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, except where such failure to qualify will not have a material adverse effect on the Company; execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Revolving Credit Note (Revolving Credit Note herein sometimes called "Note") by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

     4.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

     4.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any Subsidiary, the outcome of which could materially impair
Company's consolidated financial condition or its ability to carry on its business.

     4.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company's or Subsidiary's assets, except as permitted in Section 6.6 of this Agreement.

     4.5 There exists no default under the provisions of any instrument evidencing any permitted debt or of any agreement relating thereto, except where such default would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     4.6 Company does not maintain or contribute to any employee pension benefit plan subject to title IV of the "Employee Retirement Income Security Act of 1974" (herein called "ERISA") except the plans set forth in Exhibit "D" annexed hereto. (herein called "Pension Plan"). The "unfunded past service liability" of the Pension Plan unless unknown, as of January 1, 1995, is as set forth in Exhibit "D" and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to the Pension Plan owed to the Pension Benefit Guaranty Corporation or any successor thereto.

     4.7 The consolidated balance sheet and operating statement of Company dated December 31, 1995, previously furnished Bank, is substantially complete and correct and fairly presents the consolidated financial condition of Company and the results of its consolidated operations; since said date there has been no material adverse change in the consolidated financial condition of Company; to the knowledge of Company's officers, neither Company nor its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no unrealized or anticipated losses which would constitute an event of default in the covenants hereunder from any present commitment of Company or Subsidiaries.

     4.8 All tax returns and tax reports of Company and its Subsidiaries required by law to be filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith) upon Company and its Subsidiaries (or any of its or their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and its Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

     4.9 Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all applicable federal, state or local laws, statutes, ordinances and regulations, the enforcement of which, if they were not in compliance, would have a material adverse effect on their business or the value of their property or assets, taken as a whole. Company and its Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having an adverse effect on the operation of their business taken as a whole.

     4.10 No representation or warranty by Company in this Agreement, nor any written statement or certificate (including financial statements) furnished or to be furnished to Bank pursuant hereto contains or will contain any materially untrue statement of any fact or omits or will omit to state a fact necessary to make such representation, warranty, statement or certificate not misleading.

     4.11 Except as disclosed on Exhibit "E" hereto, neither Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Subsidiary, which in either case (A) asserts or alleges that Company or any Subsidiary violated Environmental Laws (as defined herein) (B) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary, except for such matters which, individually or in the aggregate, would not have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole.

     4.12 To the best knowledge of Company, there are no conditions existing as of the date hereof which (A) would subject Company or any Subsidiary to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Subsidiary and (B) would, individually or in the aggregate, have a material adverse effect upon the Company and its Subsidiaries, taken as a whole.

     4.13 Except as disclosed on Exhibit E hereto, neither Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of the Company, neither Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws, except for such matters which, individually or in the aggregate, would not have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole.

     5.   AFFIRMATIVE COVENANTS

     Company covenants and agrees that it will, so long as Bank is committed to make any Advances under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

     5.1  Furnish to Bank:

     (a) within one hundred twenty (120) days after and as of the end of each of Company's fiscal years, the following:

          (i) a detailed audit report of Company prepared on a consolidated basis and certified to by independent certified public accountants reasonably satisfactory to Bank, together with a consolidating balance sheet and statement of profit and loss of Company certified by an authorized officer of Company;

         (ii)  the annual report of Company;

        (iii)  copy of the SEC Form 10K report; and

         (iv) copy of the proxy statement sent by Company to stockholders;

     (b) within forty five (45) days after and as of the end of each quarter, except the last quarter of each fiscal year, the following:

          (i) a copy of Company's consolidated balance sheet and related statement of income for such quarter, certified (subject to year-end audit adjustments) by an officer of Company; together with a certification by an officer of Company (a) to the effect that there has been no Event of Default under this Agreement and that the representations and warranties set forth in this Agreement are true as of the date of such certification, and (b) stating in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 5.2, 5.3, 5.4 and
               6.1 hereof; and

          (ii) a copy of the SEC Form 10Q report;

     (c) promptly, and in form to be reasonably satisfactory to Bank, such other information as Bank may reasonably request from time to time.

     5.2 Maintain a current ratio of not less than 1.5 to 1.0. "Current ratio" means the ratio of consolidated current assets to consolidated current liabilities; provided, however, that in such computation all prepaid items shall be excluded from consolidated current assets and any amounts outstanding under the Revolving Credit Note shall be excluded from consolidated current liabilities.

     5.3 Maintain at all times a Consolidated Tangible Net Worth of not less than $80,162,000, plus an amount equal to 50% of the net cash proceeds of the issuance of Capital Stock of the Company received during each fiscal quarter ending on or after June 30, 1996.

     5.4 Maintain, as of the end of each fiscal quarter, a fixed charge coverage ratio of not less than 2.0 to 1 as of the end of each fiscal quarter. "Fixed charge coverage ratio" shall mean the ratio of (a) Consolidated Net Income (excluding any FASB 106 adjustment) during the one year period ending on the last day of such quarter, plus depreciation and other non-cash charges to income plus interest expense and rentals paid on operating and capital leases during such year, to (b) the sum of (i) interest expense and rentals paid on operating and capital leases during such year plus (ii) the total of all principal payments due under loan obligations (excluding balloon maturities) and capitalized leases of Company and Subsidiaries falling due in the one year following the end of such fiscal quarter.

     5.5 Pay and discharge and cause each Subsidiary to pay and discharge all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     5.6 Maintain and cause each Subsidiary to maintain insurance coverage on its physical assets and against other business risks in such amount and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

     5.7 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine Company's and Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank.

     5.8 Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and promptly inform Bank of any material adverse change in Company's or Subsidiaries' financial condition.

     5.9 Maintain and cause each Subsidiary to maintain in good standing all material licenses required by the states in which they own and operate assets or carry on their business, or any agency of such states, or other governmental authority that may be necessary or required for Company or Subsidiaries to carry on their general business objects and purposes.

     5.10 Comply and cause each Subsidiary to comply with all material requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of any Pension Plan.

     5.11 Promptly notify Bank upon the knowledge of Company or any Subsidiary of the occurrence thereof of any of the following events:

     (a) the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

     (b)  the appointment of a trustee by a United States
          District Court to administer any Pension Plan;

     (c)  the commencement by the Pension Benefit Guaranty
          Corporation, or any successor thereto of any proceeding to terminate any Pension Plan;

     (d) the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

     (e) the withdrawal of the Company or any Subsidiary from any Pension Plan;

     (f) those reportable events designated in 29 CFR 2615 with respect to which the 30 day notice requirement in ERISA
          Section 4043 (a) is not waived; or

     (g) the entrance, maintenance, or contribution of Company or any Subsidiary to an employee pension plan that is subject to Title IV of ERISA, except any Pension Plan heretofore described.

     6.   NEGATIVE COVENANTS

     Company covenants and agrees that so long as Bank is committed to make any Advances under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement, it will not, without the prior written consent of
Bank:

     6.1  Allow its consolidated total liabilities to exceed One
Hundred Fifty percent (150%) of its Consolidated Tangible Net
Worth.

     6.2 Purchase, acquire or redeem, or allow any Subsidiary to purchase, acquire or redeem any of their capital stock or make any material change in their capital structure or general business objects or purpose.

     6.3 Enter into or allow any Subsidiary to enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of their assets, except: (a) in the ordinary course of their business; and (b) sale, lease, transfer, or disposal of Subsidiaries' assets which, on a consolidated basis, do not constitute a material part of the consolidated assets.

     6.4 Guarantee, endorse, or otherwise become secondarily liable, or allow any Subsidiary to guaranty, endorse, or otherwise become secondarily liable, for or upon the obligations of others, except:

     (a) by endorsement for deposit in the ordinary course of business;

     (b) the guarantee, endorsement, or secondary liability of Company on any indebtedness or other obligation of any Subsidiary in an aggregate amount for all such indebtedness or obligations at any time outstanding not to exceed Ten Million Dollars ($10,000,000); and

     (c) the guarantee, endorsement, or secondary liability of Company on any indebtedness or other obligation of any employee of Company incurred to finance relocation of such employee, in an aggregate amount for all such indebtedness or obligations at any time outstanding not to exceed Seven Hundred Fifty Thousand Dollars ($750,000), provided that no individual indebtedness or obligation guaranteed by Company shall exceed One Hundred Fifty Thousand Dollars ($150,000).

     6.5 Purchase or otherwise acquire or become obligated for the purchase of, or allow any Subsidiary to purchase or become obligated for the purchase of, all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for the purchase or acquisition or obligation to purchase or acquire assets, business interests, or stock which, in the aggregate over the term of this Agreement, shall not exceed twenty-five percent (25%) of the Consolidated Tangible Net Worth at the time of the last such obligation to purchase or acquire.

     6.6 Affirmatively pledge or mortgage, or allow any Subsidiary to pledge or mortgage, any of their assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

     (a)  liens in favor of Bank; or

     (b) the liens, security interests, or charges or other encumbrances permitted in Exhibit "F" hereto;

     6.7 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

     (a) indebtedness to Bank under this Agreement and any other indebtedness to Bank;

     (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's business;

     (c)  indebtedness outstanding under the Note Agreements;

     (d) indebtedness owing to other financial institutions not to exceed Ten Million Dollars ($10,000,000.00) in aggregate principal amount at any one time outstanding.

     6.8  Prepayment under or Amendment of Note Agreements.

     (a) Make no prepayment otherwise permitted under the Note Agreements unless, both before and immediately after giving effect to any such prepayment, no Event of Default has occurred is continuing or would occur after giving effect thereto which would provide the holders of the Note Agreements with any greater or more favorable rights than those granted to the Bank in this Agreement.

     (b) Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the following terms or conditions of the Note Agreements, or either of them, without the prior written approval the Bank:
          (i) any increase in the original principal amount thereof or the amount of any scheduled principal payments, or (ii) other changes in repayment terms, or any shortening of the original amortization thereof, or
          (iii) any changes in the default or remedial provisions thereof.

          Upon any amendments, modifications or alterations of the Note Agreements, or either of them, Company shall promptly (but no later than five (5) days following the effective date thereof) notify the Bank of the occurrence thereof, by furnishing Bank with copies of all such amendments modifications or alterations. If the Bank shall determine, in its sole discretion, that any such amendment, modification or alteration contains any new covenant, or makes any existing covenant in the Note Agreements, or either of them, more restrictive than the covenants contained in this Agreement, Company shall forthwith upon demand by the Bank enter into such amendments or modifications of this Agreement as reasonably determined by the Bank to be necessary to make this Agreement (and the covenants contained herein) at least as restrictive as such amended Note Agreements.

     7.   ENVIRONMENTAL PROVISIONS

     7.1 Company shall comply, and shall cause its Subsidiaries to comply, in all material respects with all applicable
Environmental Laws.

     7.2 Company shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of Company or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company or any Subsidiary for an alleged violation of Environmental Laws, provided that such financial contribution, action, response, damages or penalties
(A) would have reasonable prospects for being successfully asserted against Company or any Subsidiary (as determined by the Company in good faith) and (B), if imposed against Company or any Subsidiary, would have a material adverse effect upon Company and its Subsidiaries, taken as a whole.

     7.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

     7.4 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage under any applicable Environmental Laws, caused by or in any way related to any property owned or operated by Company or any Subsidiary; provided, however, that the foregoing indemnification shall not be applicable when arising from events or conditions occurring while Bank is in sole possession (subject to the rights of any creditors of Company) of the property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of Bank, or its agents or employees.

     8.   DEFAULTS

     8.1 Upon non-payment of the principal outstanding under the terms of this Agreement or the Note when due in accordance with the terms thereof or upon non-payment of the interest or fees outstanding under the terms of this Agreement or the Note when due in accordance with terms thereof and continuance of such default for a period of three (3) days, the Note shall automatically become immediately due and payable, and Bank's commitments to make further advances under this Agreement shall automatically terminate.

     8.2 Upon occurrence of any of the following events of default:

     (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 2.7, 5.2, 5.3, 5.4, 5.7, 5.8, 5.11,
          6.1 through 6.8, inclusive, and 10.8 hereof;

     (b) default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth and continuance thereof for thirty
          (30) days after notice to Company by Bank;

     (c) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect;

     (d) default in the observance or performance of any other obligation of Company to the Bank under any other document, instrument or agreement, and the continuance thereof beyond any applicable period of grace or cure;

     (e) default in the payment of any other obligation of Company or any Subsidiary for borrowed money, or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto;

     (f) judgments for the payment of money in excess of the sum of One Million Dollars ($1,000,000.00) in the aggregate shall be rendered against Company or any Subsidiaries, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days from the date of its/their entry;

     (g) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of the Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the plan administrator or the Company or any Subsidiary; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder to be due and payable, whereupon all indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be, and Bank's commitments to make further Advances under this Agreement shall automatically terminate.

     8.3 If a creditors' committee shall have been appointed for the business of Company or any Subsidiary; or if Company or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any Subsidiary) and such receiver, trustee, or custodian so appointed shall not have been discharged within forty-five (45) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within forty-five (45) days from its entry, approving any petition for reorganization of Company or any Subsidiary; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable, and Bank's commitments to make further Advances under this Agreement shall automatically terminate.

     9.   PAYMENTS

     9.1 All payments by Company of principal of, or interest on, the Note, and of the facility fee, shall be made on the date specified for payment under this Agreement not later than 12:00 Noon (Detroit time) in immediately available funds by Company to Bank.

     9.2 Whenever any payment to be made shall otherwise be due on a day which is not a Business Day such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

     9.3 Company hereby authorizes Bank to charge its general deposit account, if any, maintained with Bank for the amount of any principal, interest, facility fee, or Bank's fee when the same becomes due and payable under the terms of this Agreement or the Note.

     9.4 In addition to and not in limitation of any rights of Bank or other holder of the Note under applicable law, Bank and other such holder shall, upon non-payment when due of any of the Note and without notice or demand of any kind, have the right to appropriate and apply to the payment of the Note owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of Company then or thereafter with Bank or other holder.

     10.  MISCELLANEOUS

     10.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

     10.2 Company, upon thirty (30) days' prior notice to the Bank, may from time to time permanently reduce the credit provided for under this Agreement by ONE MILLION DOLLARS ($1,000,000.00) in aggregate or any larger integral multiple thereof in aggregate. Any such reduction shall reduce the commitment of the Bank to lend under Section 2.1, and on the date of reduction, reduce the amount of the revolving credit, subject to payment (to the date of such reduction) of the facility fee under Section 2.7.

     10.3 If with respect to any Interest Period Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances shall be suspended.

     10.4 If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any advance or the indebtedness under any Note with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter the obligation of Bank to make or maintain Eurodollar-based Advances shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available.

     10.5 If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or their Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof (a "Change in Law"):

     (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any advance or the Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any advance or the Note (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which said Bank's principal executive office or Eurodollar Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System) special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any advance or the Note;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under the Note, by an amount deemed by Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error. Any further Eurodollar-based Rate shall be automatically adjusted to compensate Bank for such changes set forth above.

     10.6 In the event that at any time after the date of this Agreement any Change in Law shall, in the opinion of Bank, require that the commitment of the Bank under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank (the "Parent Corporation"), Bank shall notify Company. Company and Bank shall thereafter negotiate in good faith an agreement to increase the facility fee payable to Bank under this Agreement, which in the opinion of Bank, will adequately compensate Bank for the costs associated with such Change of Law. If such increase is approved in writing by Company within thirty (30) days from the date of the notice to Company from Bank, the facility fee payable by Company under this Agreement shall, effective from the date of such agreement, include the amount of such agreed increase. If Company and Bank are unable to agree on such an increase within thirty (30) days from the date of the notice to Company, Company shall have the option, exercised by written notice to Bank within forty-five (45) days from the date of the aforesaid notice to Company from Bank, to terminate the commitment of Bank hereunder. If (a) Company and Bank fail to agree on an increase in the facility fee, or (b) Company fails to give timely notice that it has elected to exercise its option to terminate the commitment as set forth above, then the commitment shall automatically terminate as of the last day of the aforesaid forty-five (45) day period.

     10.7 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

     10.8 If there is an event of default, Company shall pay all out-of-pocket expenses incurred by the Bank (including fees and disbursements of staff or outside counsel) in connection with such event of default. Company shall indemnify Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

     10.9 All notices with respect to this Agreement shall be deemed to be completed (unless otherwise stated) upon mailing by certified mail to the following:

          To Company:

          47603 Halyard Drive
          Plymouth, Michigan 48170-2429
          Attention: James Garpow

          To Bank:

          500 Woodward Avenue
          MC 3265
          9th Floor
          Detroit, Michigan 48226
          Attention: U.S. Banking Automotive Group

     10.10 If any provision of this Agreement refers to any action to be taken by any Person which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     10.11 Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by any exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default.

     10.12 This Agreement and the Note shall be governed by, and construed and enforced in accordance with, Michigan law.

     10.13 This Agreement shall become effective upon the execution hereof by Bank and Company. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.


     WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                      SIMPSON INDUSTRIES, INC.


By:                                By:

Its:                               Its:






                              EXHIBIT "A"

                         REVOLVING CREDIT NOTE


$12,000,000                                   Detroit, Michigan
                                              August 1, 1996


     On or before the Maturity Date (as defined in the Credit Agreement) FOR VALUE RECEIVED, the undersigned, SIMPSON INDUSTRIES, INC., a Michigan corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its main office in Detroit, Michigan, the indebtedness or so much of the sum of TWELVE MILLION DOLLARS ($12,000,000) as may from time to time have been advanced and then be outstanding hereunder and under a certain Third Amended and Restated Revolving Credit Agreement by and among Company and Bank, dated August 1, 1996 (as amended or otherwise modified from time to time, herein called "Credit Agreement").

     The indebtedness outstanding under this Note from time to time shall bear interest at the Applicable Interest Rate. At the time of each Advance Company may select the Applicable Interest Rate; provided, however, that interest shall be payable at the Prime-based Rate in the event and so long as Company shall not have elected another Applicable Interest Rate. Interest shall be payable quarterly commencing on September 30, 1996, on the unpaid balance of the Prime-based Advances from time to time outstanding, and on the last day of each calendar quarter thereafter. Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto and if such Interest Period is longer than three months, interest shall be payable at intervals of three months from the first day thereof. In the event and so long as Company shall be in default under a Eurodollar-based Advance, interest shall be payable at the greater of (i) 2% over the Eurodollar-based Rate applicable thereto, or (ii) 2% over the Prime-based Rate, until the Eurodollar-Interest Period applicable thereto shall expire, and thereafter the interest shall be payable at the rate of 2% over the Prime-based Rate. In the event and so long as Company shall be in default under a Prime-based Advance, interest shall be payable at 2% over the Prime-based Rate.

     This Note evidences borrowing under, is subject to, contains terms defined by, and may be matured under, the terms of the Credit Agreement, to which-reference is hereby made. Company grants Bank a lien on all property and assets, including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

     Company hereby waives presentment for payment, demand, protest and notice of protest of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby.

     This Note has been issued pursuant to the Credit Agreement in replacement and renewal of the notes dated September 8, 1992 previously issued by Company under the Prior Credit Agreement.

     Nothing herein shall limit any right granted Bank by other instrument or by law.


                              SIMPSON INDUSTRIES, INC.



                              By:

                              Its:



                             EXHIBIT "B"

                         REQUEST FOR ADVANCE



TO:  COMERICA BANK ("COMERICA")


     The undersigned, SIMPSON INDUSTRIES, INC., does hereby
request a(an)        *          Advance in the amount of
                      DOLLARS ($        ) against the Revolving
Credit Note dated August 1, 1996, of undersigned to Comerica in the face amount of Twelve Million Dollars ($12,000,000.00). The Interest Period for the requested Advance, if applicable, shall
be      **          .

     The proceeds of the initial advance shall be used as set
forth in the Agreement described below, and the remaining
advances shall be deposited to the Account No.       of the
undersigned with Comerica.

     Undersigned warrants that no condition or event has occurred and is continuing which constitutes or, with the running of time would constitute a default under that certain Third Amended and Restated Revolving Credit Agreement dated August 1, 1996 by and among undersigned and Comerica.

     Dated this     day of            , 19   .


                              SIMPSON INDUSTRIES, INC.



                              By:

                              Its:


*   Insert, as applicable, "Prime-based", or "Eurodollar-based."
** Insert, as applicable, "one month", "two months", "three months", or "six months".




                            EXHIBIT "C"

1.   Average interest payments
     under the Revolving Credit Note

     (1/--  x 365/360) x ------% x $-----------)  = $------

2.   Average interest payments if
     reinvested at Current Market Rate

     (1/-- x Current Market Rate x $-----------)  = $------

3.   Difference in interest payments
     (line 1 less line 2)                           $------

4.   Net present value of annuity (from established
      tables) with factors of remaining interest
      payments and term at Current Market Rate      $------

5.   Prepayment premium (line 3 times line 4)       $------



     The Bank hereby certifies the computation of the prepayment premium and demands payment thereof by Company pursuant to the Note(s).


                                   COMERICA BANK


                                   By:

                                   Its:

                                   Dated:         , 19



                           EXHIBIT "D"

                          Pension Plan

                                            Unfunded (Overfunded)
                                          Accrued Liability as of
Plan Name                                            1/1/95

1.   Simpson Industries, Inc. Pension Plan          $942,486

2.   Retirement Plan for Bargaining Employees      ($752,266)
     of Simpson Industries, Inc., Litchfield
     Operation

3.   Retirement Plan for Bargaining Employees       $474,600
     of Simpson Industries, Inc., Edon Operation

4.   Retirement Plan for Bargaining Employees       $284,538
     of Simpson Industries, Inc., Fremont Operation

5.   Retirement Plan for Bargaining Employees of    $ 11,919
     Simpson Industries, Inc., Troy Operations


     Multi-Employer Plans

6.   I.A.M. National Pension fund (Benefit Plan B):
     - Jackson Operation (See Note A, below)         Unknown

7.   National Industrial Group Pension Plan:
     - Gladwin Operation (See Note A, below)         Unknown

8.   Central States, Southeast and Southwest Areas
     Pension Plans (See Note B, below):
     - Fremont Operation                             Unknown
     - Gladwin Operation                             Unknown
     - Litchfield Operation                          Unknown



Note A: The most recent annual reports we have on file for these Plans appear to indicate that the market value of Plan assets exceeds vested accrued liabilities.

Note B:  The Company has seven drivers covered by this Plan.




                          EXHIBIT "E"

                  (Environmental Disclosures)


                             NONE





                          EXHIBIT "F"

     Such lien, security interest or other charge or encumbrance upon or with respect to the property rights or contract rights of the Company or any Subsidiary arising in the ordinary course of business, set forth as follows:

     1. For taxes, assessments or governmental charges or levies on property of the Company or any Subsidiary, if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings;

     2. Imposed by law, such as carriers, warehousemen and mechanics liens and liens arising out of judgment or awards against the Company or any Subsidiary for sums not yet due or with respect to which the Company or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall secure bond and a stay of execution pending such appeal;

     3. Arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or social security or retirement benefits, or similar legislation;

     4. Arising out of good faith deposits in connection with bids, tenders, contracts or leases or deposits to secure surety and appeal bonds to which the Company or any Subsidiary is a party, or other similar pledges or deposits made in the ordinary course of business;

     5. Out of easements, rights-of-way, restrictions and other similar encumbrances in respect to real property not interfering with the ordinary conduct of the business of the Company or any Subsidiary;

     6. Of lessors, on the property subject to the lease and improvements thereto or thereon, as to which the Company or any Subsidiary is the lessee;

     7. Of conditional sale agreements or other purchase money security interest given or retained to secure the purchase price of any equipment, inventory or other personal property acquired by the Company or any Subsidiary and used or useful in connection with the Company's business, or of purchase money mortgages or other liens on real property held by the Company or any Subsidiary to secure the purchase price of such property; provided, however, that the aggregate of leases, liens, mortgages, and security interests shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any one time outstanding.